Exhibit 3.1(a)

CERTIFICATE OF INCORPORATION
OF
MARTIKI COAL CORPORATION

          We, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

           FIRST:  The name of the company to Martiki Coal Corporation

          SECOND:   Its registered office In the State of Delaware is located at 100 West Tenth Street, in the City of Wilmington, County of Newcastle. The name and address of its registered agent is the Corporation Trust Company, 100 West Tenth Street, Wilmington. Delaware 19801.

           THIRD:   The nature of the business and objects or purposes to be transacted, promoted or carried on are:

          To do any and all things to the same extent as natural persons might or could do;

           To acquire. own. hold. possess, sell, lease, operate and develop real estate in connection with the development, production, marketing and trading of coal and other elements or hydrocarbons situated within such real estate; to mine, process, market and deal in and with coal, its by-products and hydrocarbons of all kinds; to acquire titles, deeds, grants, decrees, leases, options, right and privileges for lands, minerals, coal, water and timber and all other minerals of whatsoever kind and nature or any of them., and to use, develop, mine and turn the same to account; to acquire, hold, explore, work, develop, produce, lease and otherwise obtain lands and rights and privileges with respect to lands containing coal, water, timber, hydrocarbons and other products and their by-products and to sell, rent, lease and otherwise use, develop and deal in and with such lands, rights and privileges and the coal, water, timber, hydrocarbons, or other products and by-products thereof and to dispose of them or any of them commonly for money or for stocks or bonds or upon execution or for royalties or for any one or more or the foregoing or for any other interest or consideration;

          To purchase or otherwise acquire, own, hold. possess, trade, sell, mortgage, convey, and demise interests in coal lands; to enter into contracts, agreements, binding interest arrangements, sales contracts or any other kind of agreements or contracts dealing with the leasing, exploring, developing, mining, producing, sale or otherwise obtaining lands and rights and privileges with respect to lands containing coal or any other type of minerals susceptible to mining, producing, capturing or otherwise acquiring possession thereof;

           To build, erect, construct, purchase, acquire, equip, lease, own, hold, and operate plants, tipples, conveyors, washing plants and other manufactories for the purpose of extracting, or otherwise treating coal from whatever source, said coal may be derived; to acquire by gift, demise, lease, license, purchase, or in any other lawful manner, plants, tipples, conveyors and manufactories for the purpose of extracting coal hydrocarbons and any other substances from coal, to purchase, acquire, buy, sell, distribute and deal in, both at wholesale and retail, coal and all products and by-products thereof, and to engage in the business or processing and treating any and all products from the same; to explore for, mine and produce and sell coal extracted by any means whether the same be auger, strip mine, shaft mine, or any other method whether now known or hereafter developed.

           To build, erect, equip, purchase, lease, own, in whole or in part, and operate all of the plants, equipment, manufactories, pipelines, appliances or other equipment of every character and description necessary for the carrying on of any of the aforesaid business; to do all things that may be necessary in the general business of leasing, dealing in, marketing. refining, manufacturing and extracting of coal and any by-products thereof.

          To purchase, lease, or otherwise acquire, or own, hold. control, operate and use franchises, easements, grants, powers, permits, rights, licenses, privileges and immunities and other property of every kind and description.

          To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment or any of the objects and the furtherance of any of the powers hereinbefore set forth whether alone or in association with other corporations, firms or individuals and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the aforesaid business or powers, or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation Is organized.

          To acquire, purchase, by subscription or otherwise, and hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge, or otherwise deal with and dispose of stocks, bonds, or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to add in any manner any corporation whose stock, bonds or other obligations are held or in any manner guaranteed by this corporation in which this corporation is in any way interested and to do other acts or things for the preservation, protection, improvement or enhancement of the same or any such stocks, bonds or other obligations; and while owner of any such stocks, bonds or other obligations, to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers therein; to guarantee payment or dividends upon any stocks and the principal or interest, or both, of any bonds or other obligations, and the performance of any contracts.

          The business and purpose of the corporation is from time to time to do any one or more of the acts and things hereinbefore set forth, and it shall have the power to conduct and carry on its said business or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights in the State or Delaware and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia and in any one or all foreign countries.

          The enumeration herein of the objects and purposes of the corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by reference any powers, objects or purposes which this corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect or impliedly by the reasonable construction of said laws.

           Notwithstanding any other provision contained in this Certificate of Incorporation, this corporation shall not be authorized to construct, maintain or operate public utilities within the State of Delaware.

           FOURTH:  The total number or shares of stock which the corporation shall have authority to issue is ten thousand (10,000) and the par value of each such share is three thousand dollars ($3,000.00), amounting in the aggregate to thirty million dollars ($30,000,000.00).

           FIFTH:   The minimum amount of capital which the corporation shall commence business with is three thousand dollars ($3,000.00).

           SIXTH:   The names and addresses of the incorporators are as follows:

           Names                           Addresses
Robert E. Thomas            1437 So. Boulder Ave., Tulsa, Okla. 74119
Bruce C. Wilson             1437 So. Boulder Ave., Tulsa, Okla. 74119
Eugene O. Bell              1437 So. Boulder Ave., Tulsa, Okla. 74119

           SEVENTH:  The corporation is to have perpetual existence.

           EIGHTH:  The private property of the stockholders shall not be subject to the corporate debts to any extent whatever.

           NINTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of this corporation and for the further definition, limitation and regulation of the powers of this corporation and of its directors and stockholders:

           (1)   The number of directors of the corporation shall be such as from time to time fixed by, or in the manner provided In the By-Laws, but shall not be less than three. Election of directors need not be by ballot unless the By-Laws so provide.

           (2)   The Board or Directors shall have power:

(a) Without the assistance or vote of the stockholders to make, alter, amend, change, add to, or repeal the By-Laws or this corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon any part of the property of the corporation, to determine the use and disposition of any surplus or net profits, and to fix the times and declaration and payment of dividends;

(b) To determine from time to time whether, and to what extent, and what times and places, and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger) or any of them shall be open to the inspection of stockholders.

           (3)   The directors in their discretion may submit any contract and use for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such contract, and any contract that shall be approved or ratified by the vote of holders of a majority or the stock of the corporation which is represented in person or by proxy at such meeting (provided that a lawful quorum be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors interests, or for any other reason.

           (4)   In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise and to do all things as may be exercised or done by the corporation, subject, nevertheless, to the provisions or the statutes of Delaware, or this certificate and to any By-Laws from time to time made by the stockholders, provided, however, that no By-Laws so made shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been made.

           TENTH:  Any person made a party to any, action, suit or proceeding or by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of this corporation shall serve as such at the request of this corporation and shall be indemnified by the corporation against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action that such director or employee is liable for negligence or misconduct in the performance of his duties. such right of indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled by law.

           ELEVENTH:  The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

           IN WITNESS WHEREOF, we have hereunto set our hands and seals this the 28th day of February, 1974.

Robert E. Thomas         /s/ Robert E. Thomas            (L.S.)
Bruce C. Wilson          /s/ Bruce C. Wilson             (L.S.)
Eugene O. Bell           /s/ Eugene O. Bell              (L.S.)

CERTIFICATE OF AMENDMENT
OF
MARTIKI COAL CORPORATION

           Martiki Coal Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

           FIRST:   That the Board of Directors of said corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, That the Certificate of Incorporation of Martiki Coal Corporation be amended by changing the first Article thereof so that, as amended, said Article shall be and read as follows:

1. The name of the Corporation is 17 West Mining, Inc.

           SECOND:  That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

           THIRD:   That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

           IN WITNESS WHEREOF, said Martiki Coal Corporation has caused this certificate to be signed by John Lynch, its Secretary, this 2nd day of December, 1998.

MARTIKI COAL CORPORATION By: /s/ John Lynch Title: Secretary